Exhibit 99.1

VLPS LIGHTING SERVICES INTERNATIONAL, INC. REPORTS FISCAL
2003 SECOND QUARTER RESULTS

DALLAS – May 14, 2003 – VLPS Lighting Services International, Inc. (Nasdaq: LITE) today reported financial results for the three-month and six-month periods ended March 31, 2003.

Financial highlights (in thousands, except per share data) are as follows:

	Three Months Ended March 31,		Six Months Ended March 31,
	2002	2003	2002	2003
Revenue (a)	$11,575	$14,044	$24,738	$29,422
Operating income (loss) (a)	(355)	878	1,342	2,455
Net income (loss) (b)	(812)	848	(1,262)	(262)
Net income (loss) per share (b)	$(0.10)	$0.11	$(0.16)	$(0.03)
Weighted average shares outstanding	7,800	7,551	7,800	7,677
EBITDA (a)(c)	$2,059	$3,169	$6,183	$7,250

(a)          The three and six months ended March 31, 2002 and 2003 excludes the results of the Company’s manufacturing and sales business, which was sold in November 2002.

(b)         The three months ended March 31, 2002 and the six months ended March 31, 2002 and 2003 include losses from discontinued operations of $0.4 million, $1.7 million and $1.8 million, respectively.  The six months ended March 31, 2003 includes a charge of $0.2 million for the write-off of capitalized loan origination fees due to the early extinguishments of debt.

(c)          EBITDA is defined as Operating income (loss) plus depreciation and amortization.  See attached financial tables for reconciliation of generally accepted accounting principles (“GAAP”) Operating income (loss) to EBITDA.

Results for the three months ended March 31, 2003 reflect continued improvement in the live entertainment industry, which had been negatively impacted by soft economic conditions since the beginning of 2001 but began to improve during the three months ended December 31, 2002. The increase in revenue of approximately $2.4 million for the second quarter of fiscal 2003 compared to the second quarter of fiscal 2002 was due to a $1.0 million increase in rental revenues to $11.5 million from $10.5 million and a $1.4 million increase in product sales and services revenue to $2.5 million from $1.1 million.

VLPS reported operating income of $0.9 million and EBITDA of $3.2 million for the three months ended March 31, 2003, compared to an operating loss of $0.4 million and EBITDA of $2.1 million for the three months ended March 31, 2002. For the six months ended March 31, 2003, the Company reported operating income of $2.5 million and EBITDA of $7.3 million, compared to operating income of $1.3 million and EBITDA of $6.2 million during the six month period ended March 31, 2002. Excluded from operating income and EBITDA for the three-month period ended March 31, 2002 and the six-month periods ended March 31, 2002 and 2003, were the results of operations from the Company’s sales and manufacturing business, which was sold in November 2002. The loss from this discontinued operation for the three months ended March 31, 2002 and the six months ended March 31, 2003 and 2002, was $0.4 million, $1.8 million and $1.7 million, respectively.

During the three months ended March 31, 2003, the Company repurchased 344,900 shares of the Company’s Common Stock for $0.4 million, or approximately $1.25 per share, in two transactions with unaffiliated parties.

Rusty Brutsché, Chairman and Chief Executive Officer, commented, “We are pleased to report net income of $0.11 per share for the quarter ended March 31, 2003, compared to a loss of $0.10 per share during the three months ended March 31, 2002. Additionally, the Company has increased revenues for the second consecutive quarter due primarily to overall improvement in the markets served by the Company’s North American and London offices, as well as higher rental revenues earned from the concert touring and television markets as the Company continues to provide equipment and services to the Rolling Stones Licks World Tour and many of the “reality” theme and award show television programs. The previously announced sale of our manufacturing and sales division during the first quarter of fiscal 2003 has significantly contributed to the Company’s improved operating performance. Despite the improvement in rental revenues and the apparent end to the uncertainties caused by the war with Iraq, we remain cautious because of the continued instability of the economy and the unknown consequences that the further spread of SARS may have on the live entertainment industry. The Company is well positioned to weather any continued economic slump and to benefit as the economy improves.”

About VLPS

VLPS Lighting Services International, Inc. (previously known as Vari-Lite International, Inc. until March 2003) is a leading worldwide professional lighting rental and production company. The Company distributes lighting systems and provides services primarily to the entertainment industry, serving such markets as concert touring, theater, television and film and corporate events.

The Company’s shares are traded on the Nasdaq National Market under the symbol LITE.

The foregoing paragraphs contain certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  These expectations may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.

For further information contact:

Jerry L. Trojan

Vice President – Finance and Chief Financial Officer

214-819-3244

(Please See Attached Financial Tables)

VLPS Lighting Services International, Inc. and Subsidiaries

Condensed Consolidated Statement of Income and

Summary Balance Sheet Information

(In thousands except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2002	2003	2002	2003
Income Statement Data:
Rental revenues	$10,451	$11,520	$21,570	$24,042
Product sales and services revenues	1,124	2,524	3,168	5,380
Total revenues	11,575	14,044	24,738	29,422
Rental costs	5,521	5,609	10,618	11,126
Product sales and services costs	674	1,559	1,845	3,714
Gross profit	5,380	6,876	12,275	14,582
Selling, general and administrative expense	5,466	5,842	10,322	11,727
Research and development expense	269	156	611	400
Operating income (loss)	(355)	878	1,342	2,455
Interest expense, net	246	156	601	704
Income (loss) from continuing operations before income tax	(601)	722	741	1,751
Income tax expense (benefit)	(232)	(126)	285	225
Income (loss) from continuing operations (a)	(369)	848	456	1,526
Discontinued operations
Loss from operations of sales and manufacturing business	(443)	—	(1,718)	(1,788)
Net income (loss)	$(812)	$848	$(1,262)	$(262)

Net income (loss) per share – basic	$(0.10)	$0.11	$(0.16)	$(0.03)
Net income (loss) per share – diluted	(0.10)	0.11	(0.16)	(0.03)
Weighted average shares outstanding – basic	7,800	7,551	7,800	7,677
Weighted average shares outstanding – diluted	7,800	7,642	7,800	7,677

Reconciliation of GAAP Operating Income (Loss) to EBITDA
Operating income (loss)	$(355)	$878	$1,342	$2,455
Depreciation from continuing operations	2,414	2,291	4,841	4,795
EBITDA (b)	$2,059	$3,169	$6,183	$7,250

a)                   The three and six months ended March 31, 2002 and 2003 excludes the results of the Company’s manufacturing and sales business, which was sold in November 2002.

b)                  EBITDA is calculated herein as Operating income (loss) plus depreciation and amortization.  The Company believes that EBITDA serves as an important financial analysis tool for measuring and comparing financial information such as liquidity, operating performance and leverage.  EBITDA should not be considered an alternative to net income or other cash flow measures determined under accounting principals generally accepted in the United States of America as an indicator of the Company’s performance or liquidity.  EBITDA as disclosed herein may not be comparable to EBITDA as disclosed by other companies.

	September 30, 2002	March 31, 2003
Balance Sheet Data:
Total assets	$64,300	$50,843
Total debt	20,804	7,940
Stockholders’ equity	33,258	32,878